Exhibit (d)(3)

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (“Agreement”), effective as of the last date of signature below (the “Effective Date”), is made by and between Alder BioPharmaceuticals, Inc., a Delaware corporation (together with its subsidiaries, “Discloser”), and the entity identified below (together with its subsidiaries “Recipient”).

1. Purpose. Discloser and Recipient wish to explore a possible business opportunity of mutual interest regarding commercial partnership for eptinezumab (the “Compound”) outside of the United States (the “Relationship”) in connection with which Discloser will disclose its Confidential Information (as defined below) to the Recipient. This Agreement is intended to allow the parties to discuss and evaluate the Relationship while protecting the Discloser’s Confidential Information against unauthorized use or disclosure.

2. Definition of Confidential Information.

2.1 Confidential Information. “Confidential Information” means all information that is disclosed by the Discloser to the Recipient in whatever form it may take, whether computerized, oral, written, graphic, photographic, recorded or other, which (a) is designated in writing to be confidential or proprietary, or (b) if given orally, is confirmed in writing as confidential or proprietary within a reasonable time (not to exceed thirty days) after the oral disclosure, or (c) is treated by the Discloser as confidential or proprietary and which a reasonable person would recognize to be confidential or proprietary from its nature or the manner of its disclosure. Confidential information may include patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, algorithms, regulatory information, medical reports, clinical data and analysis, reagents, cell lines, biological materials, chemical formulas, business plans, agreements with third parties, services, customers, marketing or finances of the Discloser and data and information that a third person has disclosed to the Discloser in confidence, which the Discloser is permitted to disclose to the Recipient under this Agreement.

2.2 Limitation on Confidential Information Disclosed. The parties agree that the Confidential Information initially disclosed by the Discloser under this Agreement will consist substantially of empirical results and data related to the biological, pharmacological and/or clinical activities of the Compound and regulatory and/or commercial strategies related to the Compound. The parties further agree that the Confidential Information will specifically not include; (a) any chemical structures, formula, amino acid or nucleic acid sequence for active pharmaceutical ingredients, other than the Compound; (b) information about IP strategies and unpublished patents, other than for the Compound; and (c) speculations regarding functionality or suitability for active pharmaceutical ingredients, except for the treatment of migraine and other pain indications with the Compound. Such information ((a) – (c) above) shall only be considered Confidential Information and thereby subject to the terms and conditions of this Agreement if the Recipient has in advance specifically accepted and confirmed in writing to the Discloser its interest in receiving such information.

2.3 Confidentiality of Discussions and Agreement. The fact that the parties have discussions regarding the Relationship and this Agreement, including its terms and conditions, shall be deemed Confidential Information of each party.

2.4 Exceptions. For the purposes of this Agreement, “Confidential Information” of the Discloser does not include any information that the Recipient can prove: (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the Recipient; (b) was known to the Recipient, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (c) is disclosed to the Recipient by a third person who is – to the Recipient’s reasonable knowledge - not under any obligation of confidentiality to the Discloser; or (d) is independently developed by or for the Recipient without the benefit of the Confidential Information of the Discloser.

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3. Recipient Obligations. The Recipient agrees that it shall (a) not use any of the Discloser’s Confidential Information for the Recipient’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Relationship; (b) not disclose or permit disclosure of any of the Discloser’s Confidential Information to third parties or to employees of the Recipient, other than those directors, officers, employees, consultants and agents who are required to have the information in order to carry out the discussions regarding the Relationship and who are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement; and (c) take all reasonable measures to protect the secrecy of and avoid disclosure or use of the Discloser’s Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the highest degree of care that the Recipient utilizes to protect its own Confidential Information of a similar nature, which shall be no less than an ordinary pharmaceutical company would use to protect its own confidential information. The Recipient further agrees to notify the Discloser in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Discloser’s Confidential Information which may come to the Recipient’s attention.

4. Legally Required Disclosure. The Recipient may disclose the Discloser’s Confidential Information pursuant to the order or requirement of a court of competent jurisdiction, administrative agency, or other governmental body; provided, however, that the Recipient without undue delay shall provide notice of such court order or requirement to the Discloser to enable the Discloser to seek a protective order or otherwise prevent or restrict such disclosure. In the event of a limited disclosure of the Discloser’s Confidential Information as set forth in this Section, the Recipient shall continue to treat such information as the Discloser’s Confidential Information for all other purposes and subject to the other terms and conditions of this Agreement.

5. Destruction of Materials. Any materials or documents that have been furnished by the Discloser to the Recipient in connection with the Relationship shall be promptly destroyed by the Recipient, which destruction shall be certified in writing by Recipient, as well as all copies of such documentation, within ten days after (a) the Relationship has been rejected or concluded or (b) the written request of the Discloser; except the Recipient may keep one copy of any such information for legal record-keeping purposes and shall not be required to erase electronic back-up files made in the ordinary course of business provided that such electronic back-up files are not accessed or used for any purpose.

6. No Rights Granted. All Confidential Information of the Discloser disclosed under this Agreement shall remain the sole property of the Discloser. Nothing in this Agreement shall be construed as granting the Recipient any rights under any patent, copyright or other intellectual property right of the Discloser, nor shall this Agreement grant the Recipient any rights in or to the Discloser’s Confidential Information other than the limited right to review such Confidential Information solely for the purpose of determining whether to enter into the Relationship.

7. Term. This Agreement will be effective for a period of one (1) year after the Effective Date unless earlier terminated by a party upon thirty (30) days’ prior written notice to the other party. The restrictions on use and disclosure of the Discloser’s Confidential Information by the Recipient shall survive any expiration or termination of this Agreement and shall continue in full force and effect for a period of five (5) years thereafter. Each party’s obligations under this Agreement shall be binding upon such party’s heirs, successors and assigns.

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8. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that the Discloser’s Confidential Information may not be assigned by the Recipient without the prior written consent of the Discloser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

10. Independent Contractors. Discloser and Recipient are independent contractors, and nothing contained in this Agreement shall be construed to constitute Discloser and Recipient as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

11. Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Each of the parties hereto consents to the exclusive jurisdiction and venue of the courts of King County, Washington. The prevailing party shall be entitled to recover the reasonable attorneys’ fees and costs incurred by the prevailing party in any action brought to enforce any right arising under this Agreement.

12. Remedies. Discloser and Recipient each agree that its obligations set forth in this Agreement are necessary and reasonable in order to protect the Discloser and its business. Discloser and Recipient each expressly agree that due to the unique nature of the Discloser’s Confidential Information, monetary damages would be inadequate to compensate the Discloser for any breach by the Recipient of its covenants and agreements set forth in this Agreement. Accordingly, Discloser and Recipient each agree and acknowledge that any such violation or threatened violation shall cause irreparable injury to the Discloser and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Discloser shall be entitled to obtain injunctive relief (subject to all ordinary requirements for granting such injunctive relief under applicable law being met) against the threatened breach of this Agreement or the continuation of any such breach by the Recipient.

13. Standstill Provision. Commencing on the Effective Date and for three (3) years thereafter, (the “Standstill Period”), neither Company nor any of Company’s affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will, directly or indirectly (i) acquire, offer to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, “beneficial ownership” (as defined in Section 13(d) of the Exchange Act) of any equity securities or assets, or rights or options to acquire any such securities or assets (through purchase, exchange, conversion or otherwise), of Discloser, including derivative securities representing the right to vote or economic benefits of any such securities; (ii) make, effect or commence any tender or exchange offer, merger or other business combination involving Discloser; (iii) consummate or commence any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Discloser; (iv) make, or in any way participate in, any “solicitation” of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, any voting securities of Discloser or be or become a “participant” in any “election contest” with respect to Discloser (all within the meaning of Section 14 of the Exchange Act); (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to, or otherwise act in concert with any person in respect of, any voting equity securities of Discloser; (vi) otherwise act, alone or in concert with others, to seek representation on or to control or

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influence the management, board of directors or policies of Discloser or any subsidiary; (vii) negotiate with or provide any information to any person (other than the Recipient’s Representatives in accordance with this Agreement) with respect to, or make any statement or proposal to any person (other than the Recipient’s Representatives in accordance with this Agreement) with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described in the foregoing clauses (i) through (vi), or make any other proposal or statement inconsistent with the terms of this Agreement or that otherwise could reasonably be expected to result in a public announcement regarding any such transactions or actions; or (viii) advise, assist, induce, or encourage any other persons in connection with any of the foregoing; unless and until, in the case of each of the foregoing clauses (i) through (viii), the Recipient has received the prior written invitation or approval of Discloser’s board of directors to do so. The Recipient also agrees that during the Standstill Period it will not request that Discloser or any of its Representatives amend or waive any provision of this Section 14 (including this sentence). The Recipient hereby confirms that, as of the date hereof and except as disclosed to Discloser in writing prior to the date hereof, the Recipient does not have, directly or indirectly, beneficial ownership of equity securities, or rights or options to own or acquire any such securities (through purchase, exchange, conversion or otherwise), of Discloser. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement. As used in this Section 14, “Representatives” means (x) subsidiaries and other affiliates, (y) Recipient’s directors, officers, employees, agents, representatives, accountants, attorneys and advisors, and (z) the directors, officers, employees, partners, agents, representatives, accountants, attorneys and advisors of Recipient’s subsidiaries and other affiliates.

14. Amendment and Waiver. Any term of this Agreement may be amended with the written consent of Discloser and Recipient. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by such party.

15. Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. All other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

16. Personal data. The parties may, as part of their contractual relationship and to perform their respective obligations under the Agreement, share personal data about certain employees engaged by the parties, as applicable, who are working to fulfil the Agreement (hereinafter “Employees”). Without otherwise limiting the parties’ rights and obligations related to personal data set out in this Agreement, each party acknowledges and agrees that it will, on behalf of the other party, provide its own Employees with information about the other party’s collection and processing of the employees’ personal data. Such information must comply with applicable data protection laws, including – to the extent applicable – Article 13 and 14 of Regulation (EU) 2016/679 of 27 April 2016 (the General Data Protection Regulation).

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

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The parties have executed this Agreement by their respective duly authorized representatives as of the dates set forth below.

Alder BioPharmaceuticals, Inc.		H. Lundbeck A/S

By:	/s/ James B. Bucher, J.D.	By:	/s/ Thomas B Riisager
Name:	James B. Bucher, J.D.	Name:	Thomas B Riisager
Title:	Senior Vice President & General Counsel	Title:	VP Corporate Business Development

Address:	11804 North Creek Parkway South	Address:	Ottiliavej 9
	Bothell, WA 98011		2500 Valby
	U.S.A.		Denmark

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